Exhibit 10.15

COWEN GROUP, INC.

2006 EQUITY AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made by and between Cowen Group, Inc., a Delaware corporation (the “Company”), and [         ](the “Executive”), as of January 16, 2007.

RECITALS

WHEREAS, the Company has adopted the Cowen Group, Inc. 2006 Equity and Incentive Plan (the “Plan”) pursuant to which the Executive has been granted an award (the “Award”); and

WHEREAS, the Award shall consist of a grant of restricted stock in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Executive has accepted the grant of the Award and hereby agrees to the terms and conditions hereinafter stated; and

WHEREAS, the capitalized terms used herein but not defined in Section 2.2 of this Agreement shall have the respective meanings given to them in the Plan;

NOW, THEREFORE, in consideration of the foregoing recitals and of the promises and conditions herein contained, it is agreed as follows:

ARTICLE I
GRANT OF RESTRICTED STOCK

Section 1.1 — Grant of Restricted Stock.

The Company has granted as of the date hereof (the “Grant Date”) [          ]shares of Stock pursuant to the terms and subject to the conditions and restrictions of this Agreement (the “Restricted Stock”).

Section 1.2 — Restrictions and Restricted Period.

(a)           Restrictions.  Shares of the Restricted Stock granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture as described in Section 1.4 below until the lapse of the Restricted Period (as defined below) (the “Restrictions”).

(b)           Restricted Period.  Subject to (i) accelerated vesting upon a Change in Control as set forth in Section 7 of the Plan and (ii) the forfeiture and other provisions set forth in Section 1.4 or provisions regarding accelerated vesting set forth in the Plan, the Restrictions shall lapse and the shares of the Restricted Stock shall become nonforfeitable and transferable (provided, that such transfer is in accordance with Section 2.2 and otherwise in compliance with Federal and state securities laws) with respect to (x) twenty-five percent (25%) of the shares of Restricted Stock subject to this Agreement on each of the first and second anniversaries of the Grant Date and (y) the remaining fifty percent (50%) of the shares of Restricted Stock subject to this Agreement on the third anniversary of the Grant Date (the “Restricted Period”).

Section 1.3 — Rights of a Stockholder.

  During the Restricted Period and for so long as the Restricted Stock is held by or for the benefit of the Executive, the Executive shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, including, but not limited to, the rights to vote and to receive ordinary dividends.  In the event that the Committee approves an adjustment to the Restricted Stock pursuant to Section 5(b) of the Plan, then in such event, any and all new, substituted or additional securities to which the Executive is entitled by reason of the Restricted Stock shall be immediately subject to the Restrictions with the same force and effect as the Restricted Stock subject to such Restrictions immediately before such event.

Section 1.4 — Cessation of Employment.

(a)           Forfeiture.  If the Executive’s employment or service with the Company and its Subsidiaries and Affiliates is terminated other than as a result of death, Disability or Retirement, for any reason or no reason, then any unvested shares of Restricted Stock shall be forfeited to the Company as of the Termination Date and neither the Executive nor any of Executive’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such shares of the Restricted Stock.  In addition, if the Executive’s employment or service with the Company and its Subsidiaries and Affiliates is terminated for Cause, then any shares of Restricted Stock that vested and which are still held by the Executive as of the Termination Date shall be forfeited to the Company as of the Termination Date (and to the extent any such shares are no longer held by the Executive as of the Termination Date, Executive shall pay to the Company an amount equal to the Fair Market Value of such shares on the date of disposition by the Executive).

(b)           Acceleration.  If the Executive’s employment or service with the Company and its Subsidiaries and Affiliates is terminated as a result of death or Disability, all restrictions on the unvested Restricted Stock shall lapse and the Restricted Stock shall immediately vest in full as of the Termination Date.

(c)           Continued Vesting.  In the event that the Executive’s employment or service with the Company and its Subsidiaries and Affiliates is terminated as a result of the Executive’s Retirement, then the shares of Restricted Stock shall continue to vest in accordance with the schedule set forth in Section 1.2(b), provided, however, that any unvested shares of Restricted Stock and any shares of Restricted Stock that vested after the Termination Date shall be immediately forfeited in the event that prior to the fourth anniversary of the Grant Date, the Executive (X) violates any provision of this Agreement or (Y) directly or indirectly, in one or a series of transactions, owns, manages, operates, controls, invests or acquires an interest in, whether as a proprietor, partner, stockholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, or otherwise engages or participates in, whether as a proprietor, partner, stockholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, any business which competes, directly or indirectly, with any businesses of the Company, any Subsidiary or Affiliate of the Company (as determined by the Company) (“Competitive Business”), and to the extent any such shares that vested after the Termination Date are no longer held by Executive as of the date of such violation or commencement of competitive employment, the Executive shall pay to the Company an amount equal to the Fair Market Value of such shares on the date of disposition by the Executive. Notwithstanding the foregoing, ownership by Executive as a passive investor of less than one percent (1%) of the stock of a corporation that is traded on an established exchange shall not constitute a violation of clause (Y) above.

Section 1.5 — Stock Certificates.

Stock granted herein may be evidenced in such manner as the Committee shall determine.  If one or more certificates representing the Restricted Stock are registered in the name of the Executive, then the Company may retain physical possession of any such certificate until the Restricted Period has lapsed.

Section 1.6 — Taxes.

The Executive shall pay promptly upon request, at the time the Executive recognizes taxable income in respect of the shares of the Restricted Stock, an amount equal to the federal, state and/or local taxes the Company determines is required to be withheld under applicable tax laws with respect to the shares of the Restricted Stock.  In lieu of collecting payment from the Executive, the Company may, in its discretion, distribute vested shares of Stock net of the number of whole shares of Stock the Fair Market Value of which is equal to the minimum amount of federal, state and local taxes required to be withheld under applicable tax laws.

ARTICLE II
MISCELLANEOUS

Section 2.1 — Certificate; Restrictive Legend.

The Executive agrees that any certificate issued for Restricted Stock prior to the lapse of any outstanding restrictions relating thereto will be inscribed with a restrictive legend, in substantially the following form:

“THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER (THE “RESTRICTIONS”), CONTAINED IN THE COWEN GROUP, INC. 2006 EQUITY AND INCENTIVE PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY.  ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, WILL BE NULL AND VOID AND WITHOUT EFFECT.”

Section 2.2 — Definitions.

(a)           “Cause” shall have the meaning set forth in the Executive’s employment or other agreement with the Company, any Subsidiary or any Affiliate, provided that if the Executive is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of Cause, then Cause shall mean, when the Company, in good faith and its sole discretion, determines that any of the following occurs: (x) a breach by Executive of any provisions of the Plan or this Agreement, including, but not limited to, any of the restrictive covenants set forth in paragraphs (a), (c), (d), (f) or (g) under Section 2.3 of this Agreement, or (y) (i) the Executive has been convicted of any crime (whether or not related to his or her duties at the Company or any Subsidiary or Affiliate of the Company); (ii) fraud, dishonesty, gross negligence or substantial misconduct in Executive’s performance of his or her duties and responsibilities; (iii) Executive’s violation of or failure to comply with the internal policies of the Company or any Subsidiary or Affiliate of the Company or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over the Company or any Subsidiary or Affiliate of the Company; or (iv) Executive’s failure to perform the material duties of his or her position, including, by way of example and not of limitation, the failure or refusal to follow instructions reasonably given by Executive’s superiors in the course of employment.

(b)           “Disability” means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, any Subsidiary or Affiliate of the Company.

(c)           “Retirement” or “Retire” shall mean any retirement in accordance with the applicable policies of the Company, if any, as amended from time to time, and after the retiree having attained the age of fifty-five (55) and completing five years of continuous service with an entity for which the Stock constitutes “service recipient stock” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), and unless the Executive continuously has provided such services since the Grant Date (such entities are collectively referred to as the “409A Controlled Group”), but only including such service after December 31, 2003, provided that such retiree shall certify in writing to the Company that he or she will permanently retire as of the Termination Date and will not thereafter be employed by or otherwise engage in any Competitive Business.

(d)           “Termination Date” shall mean the date of termination of employment or service, whether by death, Disability or otherwise.

Section 2.3 — Notice of Termination and Restrictive Covenants.

(a)           Notice of Termination.  The Executive shall not voluntarily Retire, resign or otherwise terminate his or her employment relationship with the Company or any of its Subsidiaries or Affiliates, for any reason or no reason, without first giving the Company at least [Kim S. Fennebresque: one hundred eighty (180)/Other executive officers: ninety (90)] days prior written notice of the effective date of such Retirement, resignation or other termination.   Such written notice shall be sent in accordance with Section 2.6 of this Agreement.  The Company retains the right to waive the notice requirement in whole or in part or to place the Executive on paid leave for all or part of this [Kim S. Fennebresque: one hundred eighty (180)/Other executive officers: ninety (90)] day period.  In the alternative, at any time after the Executive gives notice, the Company may, but shall not be obligated to, provide the executive with work and (i) require the Executive to comply with such conditions as it may specify in relation to transitioning the Executive’s duties and responsibilities; (ii) assign the Executive other duties; or (iii) withdraw any powers vested in, or duties assigned to the Executive.

(b)           Non-Solicitation.   Executive agrees that if the Executive voluntarily terminates employment or if the Executive’s employment is terminated, for any reason or no reason, the Executive shall not, for a period of one hundred eighty (180) days after the Executive’s notice of termination, without the Company’s prior written consent, directly or indirectly: (i) solicit or induce, or cause others to solicit or induce, any director, officer or employee of the Company, any Subsidiary or Affiliate of the Company to leave the Company, such Subsidiary or Affiliate or in any way modify their relationship with the Company, such Subsidiary or Affiliate; (ii) hire or cause others to hire any director, officer or employee of the Company, any Subsidiary or Affiliate of the Company; (iii)

encourage or assist in the hiring process of any director, officer or employee of the Company, any Subsidiary or Affiliate of the Company or in the modification of any such person’s relationship with the Company, such Subsidiary or Affiliate, or cause others to participate, encourage or assist in the hiring process of any director, officer or employee of the Company, any Subsidiary or Affiliate of the Company; (iv) interfere in any way with the rendering of professional services to the Company, any Subsidiary or Affiliate of the Company by any client, prospective client, consultant, independent contractor or vendor, or their respective individual employees; or (v) solicit the trade or patronage of any client or customer or any prospective client or customer of the Company or any Subsidiary of the Company for purposes of engaging in any business relationship with respect to any products, services, trade secrets or other matters in which the Company or such Subsidiary of the Company is active.

(c)           Non-Disclosure of Confidential Information.  Executive shall not at any time, whether during Executive’s employment or following the termination of employment, for any reason whatsoever, directly or indirectly, disclose or furnish to any entity, firm, corporation or person, except as otherwise required by applicable law, any confidential or proprietary information of the Company, any Subsidiary or Affiliate of the Company; provided, however, that in the event disclosure is required by applicable law, the Executive shall provide the Company, any Subsidiary or Affiliate of the Company, as applicable, with prompt notice of such requirement prior to making any disclosure, so that the Company, such Subsidiary or Affiliate of the Company, as applicable, may seek an appropriate protective order.  “Confidential or propriety information” shall mean information generally unknown to the public to which Executive gains access by reason of Executive’s relationship with the Company, any Subsidiary or Affiliate of the Company, and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, salaries and employment benefits, and operational costs.

(d)           Non-Disparagement.  Executive shall not at any time, whether during Executive’s employment or following the termination of employment, for any reason whatsoever, and shall not cause or induce others to, defame or disparage the Company, any Subsidiary or Affiliate of the Company, or the directors or officers of the Company, any Subsidiary or Affiliate of the Company.

(e)           Company Property.  All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company, any Subsidiary or Affiliate of the Company which Executive prepares, possesses or comes into contact with while Executive is an employee of the Company, any Subsidiary or Affiliate of the Company shall remain the sole property of the Company, such Subsidiary or Affiliate.  Executive agrees that upon Executive’s termination of employment, for any reason or no reason, Executive shall provide to the Company, any Subsidiary or Affiliate of the Company, as applicable, all documents, papers, files or other material in Executive’s possession and under Executive’s control that are connected with or derived from Executive’s services to the Company, any Subsidiary or Affiliate of the Company.  Executive agrees that the Company, the applicable Subsidiary or Affiliate of the Company owns all work product, patents, copyrights and other material produced by Executive during Executive’s employment with the Company, any Subsidiary or Affiliate of the Company.

(f)            Compliance with Company Policies.  Executive agrees to fully comply with the applicable internal policies of the Company or any of its Subsidiaries, as such policies may be amended from time to time, at any time, during Executive’s employment by the Company or any of its Subsidiaries.

(g)           Cooperation.  Executive agrees to cooperate fully with the Company, its Subsidiaries and Affiliates at any time, whether during Executive’s employment or following the termination of employment, taking into account the requirements of any subsequent employment by the Executive, on all matters relating to Executive’s employment, which cooperation shall be provided without additional consideration or compensation and shall include, without limitation, being available to serve as a witness and be interviewed and making available any books, records or other documents within Executive’s control, provided, however, that Executive need not take any action hereunder that would constitute a violation of law or an obligation to any third party or cause a waiver of attorney-client privilege.  Without limiting the generality of the foregoing, Executive shall cooperate in connection with any (i) past, present or future suit, countersuit, action, arbitration, mediation, alternative dispute resolution process, claim, counterclaim, demand, proceeding; (ii) inquiry, proceeding or investigation by or before any governmental authority; or (iii) arbitration or mediation tribunal, in each case involving the Company, its Subsidiaries or Affiliates.  In connection with Executive’s providing such cooperation, the Company, its Subsidiaries and Affiliates, as applicable, shall reimburse the Executive for reasonable travel, lodging and other expenses incurred by Executive, upon submission of documentation reasonably acceptable to the Company, its Subsidiaries and Affiliates, as applicable.

(h)           Injunctive Relief.  In the event of a breach by Executive of Executive’s obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  Executive acknowledges that the Company shall suffer irreparable harm in the event of a breach or prospective breach of paragraphs (a), (b), (c), (d), (e), (f) or (g) of this Section 2.3 and that monetary damages would not be adequate relief.  Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County, or in any state in which Executive resides.  Executive further agrees that the Company and its Subsidiaries and Affiliates shall be entitled to recover all costs and expenses (including attorneys’ fees) incurred in connection with the enforcement of the Company’s rights hereunder.

Section 2.4 — Offset.

In the event that the Executive voluntarily terminates employment or if the Executive’s employment is terminated, for any reason or no reason, the Company may offset, to the fullest extent permitted by law, any amounts of money or shares of Stock due to the Company from the Executive, or advanced or loaned to Executive by the Company, from any monies or shares of Stock owed to the Executive or the Executive’s estate by the Company as a result of such termination of employment.

Section 2.5 — Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York other than its laws regarding conflicts of law (to the extent that the application of the laws of another jurisdiction would be required thereby).  The Committee shall have final authority to interpret and construe this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Executive and the Executive’s legal representative in respect of any questions arising under this Agreement.

Section 2.6 — Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at 1221 Avenue of the Americas, New York, NY 10020, Attention: Head of Human Resources, and to the Executive at the address set forth below or at such other address as either party may hereafter designate in writing to the other by like notice.

Section 2.7 — Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

Section 2.8 — Amendment.

This Agreement may not be amended or modified in any manner (including by waiver) except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement.

Section 2.9 — No Right to Continued Employment.

Nothing in this Agreement shall be deemed to confer on the Executive any right to continued employment with the Company or any of its Subsidiaries or Affiliates.

Section 2.10 — Section 409A.

This Agreement is intended to comply with the requirements of Section 409A, and shall be interpreted accordingly.  In the event that any provision of this Agreement would cause this Agreement to become subject to Section 409A or cause this Agreement to fail to comply with Section 409A, such provision may be deemed null and void and the Company and the Executive agree to amend or restructure this Agreement, to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.

Section 2.11 — Entire Agreement.

The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, agreements, correspondence and term sheets of or between the Company and the Executive with respect to the subject matter hereof.  If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall govern.

Section 2.12 — Arbitration.

(a)           Any and all disputes arising out of or relating to this Agreement will be submitted to and resolved exclusively by a panel of three (3) arbitrators from either the New York Stock Exchange or the National Association of Securities Dealers, Inc.  The arbitration shall be held in the City of New York.  In agreeing to arbitrate these disputes, Executive recognizes that Executive is waiving Executive’s right to a trial in court and by a jury.  The arbitration award shall be final and binding upon both parties, and judgment upon the award may be entered in a court of competent jurisdiction.

(b)           The arbitrators shall not have authority to amend, alter, modify, add to or subtract from the provisions hereof.  The award of the arbitrators, in addition to granting the relief prescribed above and such other relief as the arbitrators may deem proper, may contain provisions commanding or restraining acts or conduct of the parties or their representatives and may further provide for the arbitrators to retain jurisdiction over this Agreement and the enforcement thereof.  If either party shall deliberately default in appearing before the arbitrators, the arbitrators are empowered, nonetheless, to take the proof of the party appearing and render an award thereon.

(c)           This Section 2.12 shall not be construed to limit the Company’s right to obtain relief under paragraph 2.3(h) (relating to equitable remedies) with respect to any matter or controversy subject to paragraph 2.3(h), and, pending a final determination by the arbitrators with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal or other applicable court, without being required to first arbitrate such matter or controversy.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and Executive has hereunto set Executive’s hand as of the date indicated above.

COWEN GROUP, INC.

BY:
Christopher A. White
Vice President

AGREED AND ACCEPTED:

Signed:
Date